Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Stock Award and Incentive Plan of Apartment Income REIT Corp. of our report dated March 12, 2021, except for Note 15 which is dated March 1, 2022, with respect to the consolidated financial statements of Apartment Income REIT Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 31, 2023